Exhibit 3.1

AMENDMENTS
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
HPX CORP.

HPX CORP.
(the "Company")
RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

It is resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.7 by deleting the following introduction of such sub-section:

"In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:"

and replacing it with the following:

"In the event that the Company does not consummate a Business Combination by November 20, 2022, or such later time as the Members may approve in accordance with the Articles, the Company shall:"; and

(b) amending Article 49.8 by deleting the words:

"within 24 months from the consummation of the IPO"

and replacing them with the words:

"by November 20, 2022".